Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated August 24, 2023, relating to the financial statements of Shorepower Technologies, Inc. as of February 28, 2023 and 2022, and to all references to our firm included in this Registration Statement.

/s/ QI CPA LLC
Valley Stream, New York
February 14, 2024
We have served as the Company’s auditor since 2020.